                          [GLACIER BANCORP Letterhead]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                Contact: John S. MacMillan
                                                                 (406) 756-4217

                              GLACIER BANCORP, INC.
         EARNINGS THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                                OCTOBER 16, 1996

HIGHLIGHTS:

                  - Agreement to acquire First Security Bank of Missoula

                  - FDIC SAIF/BIF assessment disparity resolved

                  - First supermarket branch opened in Billings

                  - Regulatory approval for two additional branches

                  - Earnings per share increase from operations of 9.3%
                    year-to-date

                  - Asset growth of 9.4% year-to-year and 6.2% year-to-date

                  - Information now available on PR Newswire's Company News On
                    Call

QUARTER ENDED SEPTEMBER 30, 1996

Glacier Bancorp, Inc. reported net income of $838 thousand, or $.25 per share, compared with $1.533 million, or $.45 per share, for the third quarter of 1995. 1996 earnings were impacted by a one-time assessment to recapitalize the Federal Deposit Insurance Corporation (FDIC) Savings Association Insurance Fund (SAIF), and merger related expenses, resulted in net earnings reduction of $658 thousand, or $.19 per share. (See discussion of these items in the Non-interest Expense section of this release). Earnings, exclusive of the SAIF assessment and merger expenses, decreased $37 thousand or 2.4 percent of net income, and 2.6 percent of per share earnings from the very strong third quarter of 1995. The cash dividend, adjusted for the 10 percent stock dividend paid in May 1996, was increased from $.14 to $.16 per share, a 14.3 percent increase over the third quarter of 1995. Return on average assets and return on beginning equity were
 .82 percent and 8.74 percent, respectively, compared with returns of 1.67 percent and 17.44 percent for the third quarter of 1995. Return on average assets and return on beginning equity, exclusive of the SAIF and merger expenses, were 1.46 percent and 15.61 percent, respectively. Total assets have increased $38.284 million, or 9.4 percent, and stockholders' equity increased $2.741 million, or 7.6 percent, over the third quarter of 1995.

Net Interest Income

Net interest income was $4.227 million, an increase of $256 thousand, or 6.4 percent, over the same quarter in 1995, primarily the result of higher net earning assets. Loan balances grew $19.157 million from a year earlier, or 6.9 percent, with consumer loans leading the way with $11.196 million, or 20.7 percent, followed by real estate loans at $9.854 million, or 5.7 percent. Total investments, including mortgage backed securities, increased $14.451 million, or 22.1% from September 30, 1995, the result of a strategy to better utilize capital in excess of loan growth requirements. The capital level was 9.4 percent of assets at September 30, 1996.

Loan Loss Provision and Non-Performing Assets

The third quarter provision for loan losses was $159 thousand, up from $43 thousand during the same quarter in 1995. Although non-performing assets have increased from the very low September 30, 1995 level of .17 percent of loans, to
 .41 percent of loans at September 30, 1996, the ratio remains well below the average of the Company's peer group which was .93 percent at June 30, 1996, the last available data. The reserve for loan losses was 173 percent of non-performing assets as of September 30, 1996.

Non-interest Income

Non-interest income increased $125 thousand, or 9.6 percent over the third quarter of 1995. Loan fees and service charges on deposit accounts were up $164 thousand, while other income was down $81 thousand, attributed to a reduction in insurance income.

Non-interest Expense

Non-interest expense increased by $1.410 million or 51.7 percent, over the third quarter of 1995. The SAIF assessment of $947 thousand was the largest portion of the increase, while merger related expenses added $114 thousand to the increase. Without the SAIF assessment and the merger expenses, non-interest expenses increased $349 thousand, or 12.8 percent. The largest portion of the increase from operations was in compensation and employee benefits which increased $205 thousand, or 15.5 percent. Expansion of the Billings loan production office into a full service branch, staffing of the first supermarket branch which opened in Billings in July, expansion of banking services to include Saturdays and holidays, other growth related staffing additions, plus normal cost increases resulted in these increased costs.

First Security Bank Acquisition

On August 9, 1996 the Board's of Directors of Glacier Bancorp, Inc. and Missoula Bancshares, the parent company of the First Security Bank of Missoula, Montana, approved a definitive agreement for Glacier Bancorp, Inc. to acquire all of the outstanding stock of Missoula Bancshares through an exchange of shares. Request for approval of the merger has been filed with the Federal Reserve, and shareholders of both companies will vote on the merger in mid November. The transaction is expected to close in late December of this year.

Branch Approvals

Approvals have been received from the Office of Thrift Supervision for a supermarket office in Hamilton, and for a stand alone office in Thompson Falls, both of which are located in western Montana. The Hamilton office is expected to open in late November.
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SAIF Assessment

The one-time SAIF assessment resolves the disparity between the FDIC Bank Insurance Fund (BIF) premiums and SAIF premiums, which was approximately $.23 per $100 of deposit for SAIF insured banks, and a minimal maintenance cost for BIF insured banks. Although the one-time payment was a substantial expense, future insurance premiums for SAIF, based on deposit balances at September 30, 1996 and new SAIF rates, will result in an annual expense reduction of approximately $323 thousand, recovering the one-time cost in approximately three years. With the ownership of the two national banks, the significant use of Federal Home Loan Bank borrowings, and other borrowed funds the one-time charge, and future premium reductions, are smaller than the typical thrift chartered organization.

Company News On Call

You can now receive all news releases, including quarterly earnings reports, by Fax by calling PR Newswire at 1-800-758-5804 and entering the Glacier Bancorp, Inc. extension number 107807. The same information is also available on the World Wide Web at http://www.PRNewswire.com.

NINE MONTHS ENDED SEPTEMBER 30, 1996

Year to date net income decreased $268 thousand, or 6.4 percent, to $3.911 million, or $1.16 per share, from $4.179 million, or $1.24 per share, a 6.4 percent per share decrease from the same period in 1995. Return on average assets and return on beginning equity was 1.30 percent and 13.81 percent, respectively, down from 1.56 percent and 16.78 percent for 1995. Total assets have increased $23.985 million, or 6.2 percent from December 31, 1995, while stockholders' equity increased $1.158, or 3.1 percent. Equity growth was curtailed by net unrealized losses on available for sale securities. Without the one-time SAIF assessment and merger related expenses discussed above, net income increased $390 thousand, or 9.3 percent, to $4.569 million, or $1.36 per share. Adjusted return on average assets, and return on beginning equity were 1.52 percent, and 16.13 percent, respectively.

Net interest income

Net interest income increased $890 thousand, or 7.7 percent, over the first nine months of 1995, reflecting the growth in loans and investments. Total interest income increased $2.338 million, or 11.0 percent, while total interest expense increased $1.448 million, or 15.0 percent. The increased interest expense has narrowed the net interest margin ratio, however, the earnings power from the increased earning asset levels has resulted in the significant net interest income increase.

Non-interest income

Non-interest income is up from the prior year by $539 thousand, or 15.0 percent. Loan fees and service charges on deposit accounts increased by $598 thousand.

Non-interest expense

Non-interest expense has also increased during 1996, with the total $1.890 million, or 23.6 percent greater than the same nine months in 1995. Without the SAIF assessment and merger expenses, the increase was $829 thousand, or 10.3 percent. Compensation, employee benefits and related expenses increased $581 thousand, or 15.3 percent from the first nine months of 1995 the result of establishing the full-service branch in Billings, expansion of banking services to include Saturdays and some holidays, staffing of the supermarket branch in Billings, other growth related expenses, and normal cost increases. The remainder of the increased expense is comprised of small increases in several classifications of expense.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank (eleven banking offices), First National Bank of Whitefish, and First National Bank of Eureka, all located in northwest Montana, with two Glacier Bank offices in Billings, Montana.

Glacier Bancorp, Inc. stock is listed on the NASDAQ National Market System and is traded under the symbol of GBCI.

                              GLACIER BANCORP, INC.
                   SUMMARY OF CONSOLIDATED FINANCIAL CONDITION
            (unaudited - dollars in thousands except per share data)

                                                                              At September 30,
                                                                       -----------------------------
ASSETS:                                                                     1996               1995
                                                                       -----------        ----------
     Cash and Cash Equivalents .................................       $    16,982            17,932
     Investments and Mortgage-backed Securities ................            79,748            65,297
     Net Loans .................................................           295,658           276,501
     Office Properties .........................................             8,062             7,233
     Other Assets ..............................................            11,592             9,796
                                                                       -----------        ----------
            TOTAL ASSETS .......................................       $   412,042           376,759
                                                                       ===========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
     Savings and other Deposits (Interest Bearing) .............       $   180,310           168,293
     Demand Deposits (Non-Interest Bearing) ....................            31,691            27,702
     FHLB Advances and Repurchase Agreements ...................           148,313           135,148
     Other Liabilities and Deferred Credits ....................            12,802             9,431
                                                                       -----------        ----------
         Total Liabilities .....................................           373,116           340,574
                                                                       -----------        ----------
     Common Stock and Paid-in Capital ..........................            29,606            22,466
     Retained Earnings .........................................            11,045            14,390
     Net unrealized gain (loss) on securities available
         for sale ..............................................              (659)               69
     Treasury stock ............................................            (1,066)             (740)
                                                                       -----------        ----------
         Total Stockholders' Equity ............................            38,926            36,185
                                                                       -----------        ----------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........       $   412,042           376,759
                                                                       ===========        ==========
     Number of shares outstanding (1) ..........................         3,374,282         3,361,271
     Book Value Per Share (1) ..................................       $     11.54             10.77



                   SUMMARY OF CONSOLIDATED INCOME AND EXPENSE

                                                                       Three months ended                  Nine months ended
                                                                  ---------------------------         ---------------------------

INTEREST INCOME:                                                   09/30/96          09/30/95          09/30/96          09/30/95
                                                                   --------          --------          --------          --------
     Interest on Real Estate Loans ........................       $   3,778             3,709            11,148            10,877
     Interest on Investments and Mortgage Backed
         Securities........................................           1,626             1,315             4,810             3,522
     Interest on Installment and Other Loans ..............           2,611             2,438             7,533             6,754
                                                                  ---------        ----------         ---------        ----------
       TOTAL INTEREST INCOME ..............................           8,015             7,462            23,491            21,153
INTEREST EXPENSE:
     Interest Expense .....................................           3,788             3,491            11,098             9,650
                                                                  ---------        ----------         ---------        ----------
        NET INTEREST INCOME ...............................           4,227             3,971            12,393            11,503
                                                                  ---------        ----------         ---------        ----------
NON-INTEREST INCOME:
     Loan Fees and Service Charges ........................           1,231             1,067             3,446             2,848
     Gains (Losses) on Sale of Investments ................              37                (5)               37                (5)
     Other Income .........................................             160               241               645               746
                                                                  ---------        ----------         ---------        ----------
        TOTAL NON-INTEREST INCOME .........................           1,428             1,303             4,128             3,589
                                                                  ---------        ----------         ---------        ----------
NON-INTEREST EXPENSE:
     General and Administrative (2) .......................           4,137             2,727             9,899             8,009
     Loan Loss Provisions .................................             159                43               254               243
                                                                  ---------        ----------         ---------        ----------
        TOTAL NON-INTEREST EXPENSE ........................           4,296             2,770            10,153             8,252
                                                                  ---------        ----------         ---------        ----------
     Earnings Before Income Taxes .........................           1,359             2,504             6,368             6,840
     Federal and State Income Tax Expense .................             521               971             2,457             2,661
                                                                  ---------        ----------         ---------        ----------
NET INCOME ................................................       $     838             1,533             3,911             4,179
                                                                  =========        ==========         =========        ==========
     Earnings Per Common Share and Common equivalent (1) ..       $    0.25              0.45              1.16              1.24
     Dividends per Common Share (1) .......................            0.16              0.14              0.47              0.40
     Weighted average shares outstanding (1) ..............       3,365,289         3,358,529         3,360,629         3,369,617
     Return on average assets (annualized) ................            0.82%             1.67%             1.30%             1.56%
     Return on beginning equity (annualized) ..............            8.74%            17.44%            13.81%            16.78%

     (1) amounts restated to illustrate effect of 10% stock dividend paid in May 1996.
     (2) includes $947 thousand FDIC SAIF recapitalization assessment.